Pricing Supplement No. U829
To the Underlying Supplement dated November 19, 2012,
Product Supplement No. U-I dated March 23, 2012,
Prospectus Supplement dated March 23, 2012 and
Prospectus dated March 23, 2012
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 April 26, 2013
$3,150,000 10 Year Callable Daily Range Accrual Securities due April 28, 2023 Linked to the Performance of the Russell 2000® Index
General
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The securities are designed for investors who are mildly bearish, neutral or mildly bullish on the Underlying. Investors should be willing to lose some or all of their investment if a Knock-In Event occurs. Any payment on the securities is subject to our ability to pay our obligations as they become due.

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The securities will provide Contingent Coupon payments, if any, that will vary depending on the performance of the Underlying during the term of the securities. Contingent Coupon payments, if any, will be paid monthly in arrears at a rate per annum equal to (i) the Applicable Rate of 8.50%, 9.00% and 10.00%, as applicable, multiplied by (ii) the number of Accrual Days in the applicable Observation Period divided by the number of Non-Disrupted Days in such Observation Period, subject to Early Redemption. Contingent Coupons will be calculated on a 30/360 basis.

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The Issuer may redeem the securities, in whole but not in part, on any Early Redemption Date scheduled to occur on or after April 30, 2014. No Contingent Coupon will accrue or be payable following an Early Redemption.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing April 28, 2023.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
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The securities priced on April 26, 2013 (the “Trade Date”) and are expected to settle on April 30, 2013 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlying:	The Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Knock-In Level:
	Underlying	Ticker	Initial Level	Knock-In Level	Accrual Barrier
	Russell 2000® Index (“RTY”)	RTY <Index>	935.25	467.625	701.4375
Contingent Coupon Payment Dates:
Unless redeemed earlier, Contingent Coupons, if any, will be paid monthly in arrears on the dates set forth in Annex A herein, subject to the modified following business day convention. No Contingent Coupon will accrue or be payable following an Early Redemption.

Contingent Coupon:
For each $1,000 principal amount of securities you hold, you will be entitled to receive a monthly Contingent Coupon, if any, for each Observation Period on the applicable Contingent Coupon Payment Date, calculated as follows:

$1,000 × [Applicable Rate × (n / N)],

where,
n is the number of Accrual Days during such Observation Period; and
N is the total number of Non-Disrupted Days during such Observation Period.
If on each Non-Disrupted Day during an Observation Period the closing level of the Underlying is less than the Accrual Barrier, then the Contingent Coupon will be zero, and you will not receive any Contingent Coupon payment on the corresponding Contingent Coupon Payment Date. If on any Non-Disrupted Day during an Observation Period, the closing level of the Underlying is less than the Accrual Barrier, then the Contingent Coupon for that Observation Period, if any, will be less, and possibly significantly less, than $7.08, $7.50 or $8.33 per $1,000 principal amount of securities, as applicable (the maximum possible amounts of any monthly Contingent Coupon).

Applicable Rate:	The Applicable Rate will be as set forth below. Contingent Coupons will be calculated on a 30/360 basis.
• 8.50% per annum for each contingent interest period from and including the Settlement Date to and including April 28, 2017.
• 9.00% per annum for each contingent interest period from and excluding April 28, 2017 to and including April 30, 2020.
• 10.00% per annum for each contingent interest period from and excluding April 30, 2020 to and including the Maturity Date.
Accrual Day:	A Non-Disrupted Day on which the closing level of the Underlying is equal to or greater than the Accrual Barrier.
Non-Disrupted Day:	A trading day on which a Market Disruption Event does not occur.
Accrual Barrier:	As set forth in the table above.
Investing in the securities involves a number of risks. See “Selected Risk Considerations” in this pricing supplement and “Risk Factors” beginning on page PS-4 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$40.00	$960.00
Total	$3,150,000.00	$126,000.00	$3,024,000.00

(1) We or one of our affiliates will pay discounts and commissions of $40.00 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,150,000.00	$429.66

Credit Suisse
April 26, 2013	(continued on next page)

(continued from previous page)

Redemption Amount:
The Redemption Amount you will be entitled to receive at maturity will depend on the performance of the Underlying and whether a Knock-In Event occurs. If the securities are not subject to Early Redemption, the Redemption Amount will be determined as follows:

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If a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return. In this case, the Redemption Amount will be less than $500 per $1,000 principal amount of the securities. You could lose your entire investment.

• If a Knock-In Event does not occur, the Redemption Amount will equal the principal amount of the securities you hold.

In no circumstance will you receive a Redemption Amount of more than the principal amount of the securities at maturity. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Knock-In Event:	A Knock-In Event will occur if the Final Level is less than the Knock-In Level.
Knock-In Level:	As set forth in the table above.
Underlying Return:	The Underlying Return will be calculated as follows:
Final Level − Initial Level Initial Level
Early Redemption:
Prior to the Maturity Date, the Issuer may redeem the securities in whole, but not in part, on any Early Redemption Date scheduled to occur on or after April 30, 2014 upon notice on or before the relevant Early Redemption Notice Date at 100% of the principal amount of the securities, together with the Contingent Coupon, if any, payable.

Early Redemption Notice Dates:	As set forth in Annex A herein.
Early Redemption Dates: †	As set forth in Annex A herein, subject to the modified following business day convention.
Initial Level:	As set forth in the table above.
Final Level:	The closing level of the Underlying on the Valuation Date.
Observation Periods:
There are 120 monthly Observation Periods. The first Observation Period will be from but excluding the Trade Date to and including the first Observation Date. Each subsequent Observation Period will be from but excluding an Observation Date to and including the next following Observation Date.

Observation Dates:†	As set forth in Annex A herein.
Valuation Date:†	April 25, 2023
Maturity Date:†	April 28, 2023
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546T5G2
† The determination of the closing level for the Underlying on each Observation Date, other than the Valuation Date, is subject to postponement if such date is not a trading day or as a result of a market disruption event, as described herein under “Market Disruption Events.” The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event, as described in the accompanying product supplement under “Description of the Securities—Market disruption events.” The Contingent Coupon Payment Dates, including the Maturity Date and the Early Redemption Dates, are subject to postponement, each as described herein, if such date is not a business day or if the determination of the closing level on the corresponding Observation Date, or the Valuation Date, as applicable, is postponed because such date is not a trading day or an underlying business day, as applicable, or as a result of a market disruption event.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated November 19, 2012, the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated November 19, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312006212/dp34349_424b2-eus.htm

•	Product supplement No. U-I dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001501/dp29492_424b2-ui.htm

•	Prospectus supplement and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity and Contingent Coupon Payments on the Securities

Table 1 and the examples below illustrate hypothetical Redemption Amounts payable at maturity on a $1,000 investment in the securities for a range of Underlying Returns. Table 1 and the examples below assume that the securities are not redeemed prior to maturity and the Knock-In Level is 50.0% of the Initial Level. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual Contingent Coupon, if any. The Redemption Amounts set forth below are provided for illustration purposes only. The actual Redemption Amount applicable to a purchaser of the securities will depend on several variables, including but not limited to (a) the Final Level and (b) whether the Final Level is less than the Knock-In Level. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the Final Level will decrease in comparison to the Initial Level. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and examples have been rounded for ease of analysis.

TABLE 1: Hypothetical Redemption Amounts Payable at Maturity.

Underlying Return	Return on the Securities (excluding any Contingent Coupons payable on the Securities)	Redemption Amount
100.00%	0.00%	$1,000.00
90.00%	0.00%	$1,000.00
80.00%	0.00%	$1,000.00
70.00%	0.00%	$1,000.00
60.00%	0.00%	$1,000.00
50.00%	0.00%	$1,000.00
40.00%	0.00%	$1,000.00
30.00%	0.00%	$1,000.00
20.00%	0.00%	$1,000.00
10.00%	0.00%	$1,000.00
0.00%	0.00%	$1,000.00
−10.00%	0.00%	$1,000.00
−20.00%	0.00%	$1,000.00
−30.00%	0.00%	$1,000.00
−40.00%	0.00%	$1,000.00
−49.99%	0.00%	$1,000.00
−50.00%	0.00%	$1,000.00
−50.01%	−50.01%	$499.90
−60.00%	−60.00%	$400.00
−70.00%	−70.00%	$300.00
−80.00%	−80.00%	$200.00
−90.00%	−90.00%	$100.00
−100.00%	−100.00%	$0.00

The following examples illustrate how the Redemption Amount is calculated.

Example 1: The Final Level represents an increase of 50% from the Initial Level. Because the Final Level is greater than the Knock-In Level, a Knock-In Event has not occurred, and the Redemption Amount payable at maturity is equal to $1,000 per $1,000 principal amount of securities.

Example 2: The Final Level represents a decrease of 20% from the Initial Level. Because the Final Level is greater than the Knock-In Level, a Knock-In Event has not occurred, and the Redemption Amount payable at maturity is equal to $1,000 per $1,000 principal amount of securities.

Example 3: The Final Level represents a decrease of 60% from the Initial Level. Because the Final Level is less than the Knock-In Level, a Knock-In Event has occurred, and the Redemption Amount payable at maturity is calculated as follows:

Underlying Return	=	(Final Level - Initial Level) / Initial Level
	=	−60%
Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × (1 − 0.60)
	=	$400.00

Tables 2, 3 and 4 below illustrate hypothetical Contingent Coupon payments on a $1,000 investment in the securities for a single hypothetical Observation Period occurring at various times during the term of the securities. Table 2 below assumes that the applicable Observation Period occurs during the period from and excluding the Trade Date to and including April 28, 2017, and therefore the Applicable Rate is 8.50% per annum, Table 3 below assumes that the applicable Observation Period occurs during the period from and excluding April 28, 2017 to and including April 30, 2020, and therefore the Applicable Rate is 9.00% per annum, Table 4 below assumes that the applicable Observation Period occurs during the period from and excluding April 30, 2020 to and including the Maturity Date, and therefore the Applicable Rate is 10.00% per annum, and all tables assume that the hypothetical Observation Period has 22 Non-Disrupted Days. The Contingent Coupon payments set forth below are provided for illustration purposes only. The actual Contingent Coupon payments applicable to a purchaser of the securities will depend on the Applicable Rate and on the number of Non-Disrupted Days and Accrual Days during each Observation Period. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table have been rounded for ease of analysis.

TABLE 2: Hypothetical Contingent Coupon Payment for a Single Hypothetical Observation Period occurring during the period from and excluding the Trade Date to and including April 28, 2017.

Number of Accrual Days	Contingent Coupon Rate Per Annum*	Monthly Contingent Coupon Payment Per $1,000 Principal Amount of Securities
22	8.50%	$7.08
18	6.95%	$5.80
14	5.41%	$4.51
10	3.86%	$3.22
6	2.32%	$1.93
2	0.77%	$0.64
0	0.00%	$0.00

TABLE 3: Hypothetical Contingent Coupon Payment for a Single Hypothetical Observation Period occurring during the period from and excluding April 28, 2017 to and including April 30, 2020.

Number of Accrual Days	Contingent Coupon Rate Per Annum*	Monthly Contingent Coupon Payment Per $1,000 Principal Amount of Securities
22	9.00%	$7.50
18	7.36%	$6.14
14	5.73%	$4.77
10	4.09%	$3.41
6	2.45%	$2.05
2	0.82%	$0.68
0	0.00%	$0.00

TABLE 4: Hypothetical Contingent Coupon Payment for a Single Hypothetical Observation Period occurring during the period from and excluding April 30, 2020 to and including the Maturity Date.

Number of Accrual Days	Contingent Coupon Rate Per Annum*	Monthly Contingent Coupon Payment Per $1,000 Principal Amount of Securities
22	10.00%	$8.33
18	8.18%	$6.82
14	6.36%	$5.30
10	4.55%	$3.79
6	2.73%	$2.27
2	0.91%	$0.76
0	0.00%	$0.00

*Calculated as:
[Applicable Rate × (n / N)]
where,
n is the number of Accrual Days during the hypothetical Observation Period; and
N is the total number of Non-Disrupted Days during the hypothetical Observation Period.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued or unpaid Contingent Coupon payments. If the Final Level is less than the Knock-In Level, a Knock-In Event will occur and you will be fully exposed to the depreciation in the Underlying. In this case, the Redemption Amount you will be entitled to receive will be less than $500 per $1,000 principal amount of the securities, and you will lose your entire investment if the Final Level falls to zero. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the Final Level will decrease in comparison to the Initial Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

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THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS ANY ACCRUED AND UNPAID CONTINGENT COUPON, AT MATURITY OR UPON EARLY REDEMPTION — The securities will not pay more than the principal amount, plus accrued and unpaid Contingent Coupon, if any, at maturity or upon early redemption. If the Final Level is greater than the Initial Level, you will not participate in the appreciation of the Underlying. Assuming the term of the securities is exactly 10 years, the maximum amount payable with respect to the securities will not exceed $1,910.00 for each $1,000 principal amount of the securities.

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THE SECURITIES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS — Unlike conventional debt securities, the securities do not provide for regular fixed interest payments. The amount of Contingent Coupon payments you receive over the term of the securities, if any, will depend on the performance of the Underlying during the term of the securities. The annual rate for any monthly Contingent Coupon depends on the number of Non-Disrupted Days during the relevant Observation Period on which the closing level of the Underlying is equal to or greater than the Accrual Barrier. If, on any Non-Disrupted Day during an Observation Period, the closing level of the Underlying is less than the Accrual Barrier, the Contingent Coupon for that Observation Period, if any, will be less, and possibly significantly less, than $7.08, $7.50 or $8.33 per $1,000 principal amount of securities, as applicable (the maximum possible amounts of any monthly Contingent Coupon). For example, if on each Non-Disrupted Day during an Observation Period the closing level of the Underlying is less than the Accrual Barrier, then the Contingent Coupon will be zero, and you will not receive any Contingent Coupon payment on the corresponding Contingent Coupon Payment Date. There can be no assurance that you will receive a Contingent Coupon payment on any Contingent Coupon Payment Date or as to the rate per annum on any Contingent Coupon payments you do receive. The securities are not a suitable investment for investors who require regular fixed income payments, since the Contingent Coupon payments are variable and may be zero.

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ANY CONTINGENT COUPON PAYMENT FOR ANY OBSERVATION PERIOD WILL DEPEND ON THE CLOSING LEVELS OF THE UNDERLYING DURING THE OBSERVATION PERIOD — The Contingent Coupon payment for an Observation Period will be reduced for every Non-Disrupted Day on which the closing level of the Underlying is not equal to or greater than the Accrual Barrier, and if the closing level of Underlying is not equal to or greater than the Accrual Barrier for the entirety of any such Observation Period, you will not receive any Contingent Coupon payment for that Observation Period. As a result, the return on the securities (the effective yield to maturity) may be less than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other debt securities of ours.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Underlying, the payment of any amount due on the securities, including any applicable Contingent Coupon payments, early redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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THE SECURITIES ARE SUBJECT TO A POTENTIAL EARLY REDEMPTION, WHICH WOULD LIMIT YOUR ABILITY TO ACCRUE CONTINGENT COUPONS OVER THE FULL TERM OF THE SECURITIES —The securities are subject to a potential early redemption. Prior to maturity, the securities may be redeemed on any Early Redemption Date scheduled to occur on or after April 30, 2014, upon notice on or before the relevant Early Redemption Notice Date. If the securities are redeemed prior to the Maturity Date, you will be entitled to receive the principal amount of your securities and any accrued but unpaid Contingent Coupon payable on such Early Redemption Date. In this case, you will lose the opportunity to continue to accrue and be paid Contingent Coupons from the date of Early Redemption to the scheduled Maturity Date. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that yield as much interest as the securities.

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THE SECURITIES ARE LINKED TO THE RUSSELL 2000® INDEX AND ARE SUBJECT TO THE RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

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THE OCCURENCE OF A MARKET DISRUPTION EVENT MAY ADVERSELY AFFECT YOUR RETURN — If a market disruption event occurs during any Observation Period (other than on the Observation Date included in such Observation Period), the total number of Non-Disrupted Days during such Observation Period will be reduced. Any such reduction in the number of Non-Disrupted Days during such Observation Period will magnify the relative weighting of any day on which the closing level of the Underlying is less than the Accrual Barrier relative to the total number of Non-Disrupted Days during such Observation Period. Under these circumstances, your Contingent Coupon payment could be less than if a market disruption event had not occurred.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Underlying on any day during any Observation Period, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlying;

o	the time to maturity of the securities;

o	the Early Redemption feature, which is likely to limit the value of the securities;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlying, or markets generally and which may affect the levels of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

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NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYING — Your return on the securities will not reflect the return you would realize if you actually owned the equity securities comprising Underlying. The return on your investment, which is based on the percentage change in the Underlying, is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlying.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlying.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing levels of the Underlying from January 1, 2008 through April 26, 2013. The closing level of the Underlying on April 26, 2013 was 935.25. We obtained the historical information below from Bloomberg, without independent verification.

The historical levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on any day during the term of the securities, including on the Valuation Date. We cannot give you assurance that the closing level of the Underlying will be equal to or greater than the Accrual Barrier on any day or that the Final Level will remain at or above the Knock-In Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

For additional information about the Russell 2000® Index, see the information set forth under “The Reference Indices—The Russell 2000® Index” in the accompanying underlying supplement.

Market Disruption Events

If the calculation agent determines that on any Observation Date, other than the Valuation Date, a market disruption event (as defined in the accompanying product supplement under “Description of the Securities—Market disruption events—For an equity-based reference index”) exists or if such day is not a trading day (as defined in the accompanying product supplement under “Description of the Securities—Certain definitions”), then the determination of the closing level for the Underlying on such Observation Date will be postponed to the first succeeding trading day on which the calculation agent determines that no market disruption event exists, unless the calculation agent determines that a market disruption event exists on each of the five trading days immediately following such Observation Date. In that case, the closing level for the Underlying on such Observation Date will be determined as of the fifth succeeding trading day following such Observation Date (such fifth trading day, the “calculation date”), notwithstanding the market disruption event, and the calculation agent will then determine the closing level for the Underlying on that calculation date in accordance with the formula for and method of calculating the Underlying last in effect prior to the commencement of the market disruption event using exchange traded prices on the relevant exchanges (as determined by the calculation agent in its sole discretion) or, if trading in any component comprising the Underlying has been materially suspended or materially limited, its good faith estimate of the prices that would have prevailed on such exchanges (as determined by the calculation agent in its sole discretion) but for the suspension or limitation, as of the valuation time on that calculation date, of each component comprising the Underlying (subject to the provisions described under “Description of the Securities—Changes to the calculation of a reference index” in the accompanying product supplement).

If the determination of the closing level for the Underlying on an Observation Date, other than the Valuation Date, is postponed to a date on or after the corresponding Contingent Coupon Payment Date (and Early Redemption Date, if applicable) as a result of a market disruption event or as a result of such Observation Date not being a trading day as described above, then such corresponding Contingent Coupon Payment Date (and Early Redemption Date, if applicable) will be postponed to the business day following the latest date to which such determination is so postponed.

If the Valuation Date is postponed as a result of a market disruption event as described in the accompanying product supplement or because the scheduled Valuation Date is not an underlying business day, then the Maturity Date will be postponed to the fifth business day following the latest Valuation Date.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Due to the terms of the securities and the uncertainty of the tax law with respect to characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes.  The possible alternative characterizations and risks to investors of such characterizations are discussed below.  Based on the advice of our special tax counsel, we intend to treat the securities, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Underlying, that are eligible for open transaction treatment in part.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below.  For example, the IRS might characterize a security as a notional principal contract (an “NPC”).  In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate income regardless of an investor’s usual method of tax accounting.  Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature.  Deductions for NPC payments may be limited in certain cases.  Certain payments under an NPC may be treated as U.S. source income.  The IRS could also seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  If the securities have a term of one year or less, it is also possible that the IRS would assert that the securities constitute short-term debt obligations.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  If the securities have a term of more than one year, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, a U.S. Holder will treat any coupon payment received in respect of a security as ordinary income includible in such U.S. Holder’s income in accordance with the U.S. Holder’s method of accounting.  If the security provides for the payment of the redemption amount in cash based on the return of the Underlying, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.  If the security provides for the payment of the redemption amount in physical shares or units of the Underlying, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below).  A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost).  A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or six months after the date that final regulations defining the term ”foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on January 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments made after December 31, 2013, may be subject to 30% withholding.

Non-U.S. Holders Generally

The U.S. withholding tax consequences of any coupon payment in respect of the securities is uncertain.  Given the uncertainty, we will withhold U.S. income tax at a rate of 30% on any coupon payment.  It may be possible for a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) to take the position that some or all of a coupon payment is exempt from the 30% U.S. withholding tax or subject to a reduced withholding tax rate under an applicable tax treaty.  Any Non-U.S. Holder taking the position that a coupon payment is exempt from the 30% withholding tax or eligible for a reduced rate of U.S. withholding tax may seek a refund or credit of any excess amounts withheld by us by filing an appropriate claim for refund with the IRS.

Payment of the redemption amount by us in respect to the securities (except to the extent of the coupons) to a Non-U.S. Holder that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2013.

Proposed regulations address whether a payment is a dividend equivalent.  The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes.  An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement.  The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States.  The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized.  Where the securities reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment or deemed payment on the securities that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  Non-U.S. Holders should consult their tax advisors regarding whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States.  Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.  Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

More recently, on January 24, 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments.  If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities acquired after December 31, 2013, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.  You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of $40.00 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Annex A

Early Redemption Notice Dates	Observation Dates	Early Redemption Dates	Contingent Coupon Payment Dates
	May 24, 2013		May 30, 2013
	June 25, 2013		June 28, 2013
	July 25, 2013		July 30, 2013
	August 27, 2013		August 30, 2013
	September 25, 2013		September 30, 2013
	October 25, 2013		October 30, 2013
	November 25, 2013		November 29, 2013
	December 24, 2013		December 30, 2013
	January 27, 2014		January 30, 2014
	February 25, 2014		February 28, 2014
	March 26, 2014		March 31, 2014
April 25, 2014	April 25, 2014	April 30, 2014	April 30, 2014
	May 27, 2014		May 30, 2014
	June 25, 2014		June 30, 2014
July 25, 2014	July 25, 2014	July 30, 2014	July 30, 2014
	August 26, 2014		August 29, 2014
	September 25, 2014		September 30, 2014
October 27, 2014	October 27, 2014	October 30, 2014	October 30, 2014
	November 24, 2014		November 28, 2014
	December 24, 2014		December 30, 2014
January 27, 2015	January 27, 2015	January 30, 2015	January 30, 2015
	February 24, 2015		February 27, 2015
	March 25, 2015		March 30, 2015
April 27, 2015	April 27, 2015	April 30, 2015	April 30, 2015
	May 26, 2015		May 29, 2015
	June 25, 2015		June 30, 2015
July 27, 2015	July 27, 2015	July 30, 2015	July 30, 2015
	August 26, 2015		August 31, 2015
	September 25, 2015		September 30, 2015
October 27, 2015	October 27, 2015	October 30, 2015	October 30, 2015
	November 24, 2015		November 30, 2015
	December 24, 2015		December 30, 2015
January 26, 2016	January 26, 2016	January 29, 2016	January 29, 2016
	February 24, 2016		February 29, 2016
	March 24, 2016		March 30, 2016
April 26, 2016	April 26, 2016	April 29, 2016	April 29, 2016
	May 25, 2016		May 31, 2016
	June 27, 2016		June 30, 2016
July 26, 2016	July 26, 2016	July 29, 2016	July 29, 2016
	August 25, 2016		August 30, 2016
	September 27, 2016		September 30, 2016
October 26, 2016	October 26, 2016	October 31, 2016	October 31, 2016
	November 25, 2016		November 30, 2016
	December 27, 2016		December 30, 2016
January 25, 2017	January 25, 2017	January 30, 2017	January 30, 2017
	February 23, 2017		February 28, 2017
	March 27, 2017		March 30, 2017
April 25, 2017	April 25, 2017	April 28, 2017	April 28, 2017
	May 24, 2017		May 30, 2017
	June 27, 2017		June 30, 2017
July 26, 2017	July 26, 2017	July 31, 2017	July 31, 2017
	August 25, 2017		August 30, 2017
	September 26, 2017		September 29, 2017
October 25, 2017	October 25, 2017	October 30, 2017	October 30, 2017
	November 27, 2017		November 30, 2017
	December 26, 2017		December 29, 2017

January 25, 2018	January 25, 2018	January 30, 2018	January 30, 2018
	February 23, 2018		February 28, 2018
	March 27, 2018		March 30, 2018
April 25, 2018	April 25, 2018	April 30, 2018	April 30, 2018
	May 24, 2018		May 30, 2018
	June 26, 2018		June 29, 2018
July 25, 2018	July 25, 2018	July 30, 2018	July 30, 2018
	August 27, 2018		August 30, 2018
	September 25, 2018		September 28, 2018
October 25, 2018	October 25, 2018	October 30, 2018	October 30, 2018
	November 27, 2018		November 30, 2018
	December 26, 2018		December 31, 2018
January 25, 2019	January 25, 2019	January 30, 2019	January 30, 2019
	February 25, 2019		February 28, 2019
	March 26, 2019		March 29, 2019
April 25, 2019	April 25, 2019	April 30, 2019	April 30, 2019
	May 24, 2019		May 30, 2019
	June 25, 2019		June 28, 2019
July 25, 2019	July 25, 2019	July 30, 2019	July 30, 2019
	August 27, 2019		August 30, 2019
	September 25, 2019		September 30, 2019
October 25, 2019	October 25, 2019	October 30, 2019	October 30, 2019
	November 25, 2019		November 29, 2019
	December 24, 2019		December 30, 2019
January 27, 2020	January 27, 2020	January 30, 2020	January 30, 2020
	February 25, 2020		February 28, 2020
	March 25, 2020		March 30, 2020
April 27, 2020	April 27, 2020	April 30, 2020	April 30, 2020
	May 26, 2020		May 29, 2020
	June 25, 2020		June 30, 2020
July 27, 2020	July 27, 2020	July 30, 2020	July 30, 2020
	August 26, 2020		August 31, 2020
	September 25, 2020		September 30, 2020
October 27, 2020	October 27, 2020	October 30, 2020	October 30, 2020
	November 24, 2020		November 30, 2020
	December 24, 2020		December 30, 2020
January 26, 2021	January 26, 2021	January 29, 2021	January 29, 2021
	February 23, 2021		February 26, 2021
	March 25, 2021		March 30, 2021
April 27, 2021	April 27, 2021	April 30, 2021	April 30, 2021
	May 25, 2021		May 28, 2021
	June 25, 2021		June 30, 2021
July 27, 2021	July 27, 2021	July 30, 2021	July 30, 2021
	August 25, 2021		August 30, 2021
	September 27, 2021		September 30, 2021
October 26, 2021	October 26, 2021	October 29, 2021	October 29, 2021
	November 24, 2021		November 30, 2021
	December 27, 2021		December 30, 2021
January 26, 2022	January 26, 2022	January 31, 2022	January 31, 2022
	February 23, 2022		February 28, 2022
	March 25, 2022		March 30, 2022
April 26, 2022	April 26, 2022	April 29, 2022	April 29, 2022
	May 25, 2022		May 31, 2022
	June 27, 2022		June 30, 2022
July 26, 2022	July 26, 2022	July 29, 2022	July 29, 2022
	August 25, 2022		August 30, 2022
	September 27, 2022		September 30, 2022
October 26, 2022	October 26, 2022	October 31, 2022	October 31, 2022
	November 25, 2022		November 30, 2022

	December 27, 2022		December 30, 2022
January 25, 2023	January 25, 2023	January 30, 2023	January 30, 2023
	February 23, 2023		February 28, 2023
	March 27, 2023		March 30, 2023
	April 25, 2023		April 28, 2023

Credit Suisse